Exhibit 99.1

Truett-Hurst, Inc. Reports Fiscal Year 2018 Results

Healdsburg, California (October 15, 2018) – Truett-Hurst, Inc. (NASDAQ: THST), which operates an innovative super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California, reported results for its fiscal year 2018 which ended on June 30, 2018.

FY18 vs. FY17

For the fiscal year ended June 30, 2018, net sales increased $0.5 million or 8.6% while the gross profit margin decreased from 63.9% to 61.3%. The decrease in gross profit during the year ended June 30, 2018 compared to the prior year was primarily due to an increase in cost of sales attributable to higher case sales, and an increase in discounts which contributed to lower net sales. Also contributing to the lower gross profit during the year ended June 310, 2018 is an increase in inventory reserves and write-offs.

Direct to consumer net sales increased 8.6% for the year ended June 30, 2018. The increase in direct to consumer net sales was primarily due to continued efforts to grow the channel through wine club and tasting room sales, as well as special offers presented via email to wine club members and others. A portion of the increase is also due to higher sales in the broad retail market for the year ended June 30, 2018, and sales to one large retailer during the first quarter.

Sales discounts and depletion allowances are recorded as a reduction of sales at the time of sale. For the fiscal years ended June 30, 2018 and June 30, 2017, sales discounts and depletion allowances totaled $3.1 million and $2.3 million, respectively.

Operating Expenses

Operating expenses for the fiscal year ended June 30, 2018 was $3.9 million compared to $3.5 million in the prior year. Sales and marketing expenses decreased by $0.1 million or 8.8% for the fiscal year ended June 30, 2018 compared to fiscal year ended June 30, 2017, the expense measured as a percentage of net sales decreased from 27.7% to 23.3% caused by lower net sales. The dollar decrease for the fiscal year 2018 is due to lower hosted wine club events and lower freight and shipping costs. General and administrative expense for the fiscal year ended June 30, 2018 increased $0.6 million or 32.6%, 36.1% of net sales compared to 29.6% compared to fiscal year 2017. The increase was primarily due to increase in personnel related and outside service costs.

Discontinued Operation

During the fourth quarter of fiscal year 2018, we determined to discontinue operations of the wholesale wine business (the “Wholesale Business”). The Company decided to sell all assets and liabilities directly related to those assets associated with the Wholesale Business due to the sustained losses incurred. Further, the Company determined that the discontinued operations represented a strategic shift that will have a major effect on the Company’s operations and financial results since it represented a complete exit from the wholesale business and, therefore, classified the disposal group as held for sale as of June 30, 2018.  The results of discontinued operations are aggregated and separately presented in the consolidated statements of operations, net of income taxes. The assets and liabilities of the discontinued operations are presented separately under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, within the Consolidated Balance Sheets at June 30, 2018 and 2017.

On August 13, 2018, the Company, successfully executed an Asset Purchase Agreement with Precept Brands LLC, a Washington limited liability company pursuant to which the Company agreed to sell the aforementioned assets comprising its Wholesale Business to Precept.

Earnings Call

The Company will not be conducting an earnings call related to its results for the fiscal year 2018 ended June 30, 2018.

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4423 • fax: 707.395.0289 • email: ir@truetthurstinc.com

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC, an innovative super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release for the fiscal year 2018 ended June 30, 2018 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, and expenses for the periods after June 30, 2018. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; risks relating to our inventory; risks relating to our structure; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K filed on October 15, 2018, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

TRUETT-HURST, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$278	$783
Inventories	5,826	6,277
Other current assets	251	295
Current assets of discontinued operations	18,396	16,474
Total current assets	24,751	23,829
Property and equipment, net	6,320	5,353
Intangible assets	38	38
Other assets, net	73	142
Noncurrent assets of discontinued operations	—	676
Total assets	$31,182	$30,038
Liabilities and Equity
Current liabilities:
Lines of credit	$8,058	$7,290
Accounts payable	409	606
Accrued expenses	237	125
Current portion of capital lease obligation	11	11
Current maturities of long term debt	3,235	491
Liabilities of discontinued operations	3,740	2,304
Total current liabilities	15,690	10,827
Long term debt, net of current maturities	—	3,002
Capital lease obligation, net of current portion	52	63
Total liabilities	$15,742	$13,892
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized, none issued and outstanding at June 30, 2018 and 2017	—	—
Class A common stock, par value of $0.001 per share, 15,000,000 authorized, 4,535,750 issued and outstanding at June 30, 2018 and 4,426,789 issued and outstanding at June 30, 2017	4	4
Class B common stock, par value of $0.001 per share, 1,000 authorized, 6 issued and outstanding at June 30, 2018 and 7 issued and outstanding at June 30, 2017	—	—
Additional paid-in capital	16,527	16,082
Accumulated deficit	(6,299)	(5,651)
Total Truett-Hurst, Inc. shareholders' equity	10,232	10,435
Noncontrolling interest	5,208	5,711
Total equity	15,440	16,146
Total liabilities and equity	$31,182	$30,038

TRUETT-HURST, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Fiscal Year Ended June 30,
	2018	2017
Sales	$6,483	$5,972
Less excise tax	(12)	(12)
Net sales	6,471	5,960
Cost of sales	2,502	2,153
Gross profit	3,969	3,807
Operating expenses:
Sales and marketing	1,509	1,654
General and administrative	2,338	1,763
Loss on disposal of assets	16	62
Total operating expenses	3,863	3,479
Income from operations	106	328
Other income (expense):
Interest expense, net	(102)	(81)
Gain on lease termination, net	—	844
Gain on fair value of interest rate swap	76	131
Gain on insurance settlement	1,879	—
Other income (expense), net	11	(7)
Total other income, net	1,864	877
Income before income tax expense	1,970	1,215
Income tax expense	(2)	(2)
Net income from continuing operations	1,968	1,213
Loss from discontinued operations, net of tax	(3,049)	(1,417)
Net loss attributable to Truett-Hurst, Inc. and H.D.D. LLC	(1,081)	(204)
Net loss attributable to noncontrolling interest: H.D.D. LLC	(433)	(153)
Net loss attributable to Truett-Hurst, Inc.	$(648)	$(51)
Net income (loss) per share, basic and diluted:
Continuing operations	$0.44	$0.28
Discontinued operations	(0.68)	(0.22)
Attributable to noncontrolling interest	0.10	0.03
Attributable to Truett-Hurst, Inc.	$(0.14)	$(0.01)
Weighted average shares used in computing net loss per share:
Basic and diluted weighted average shares	4,470,185	4,377,994

TRUETT-HURST, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income from continuing operations	$1,968	$1,213
Loss from discontinued operations, net of tax	(3,049)	(1,417)
Net loss	(1,081)	(204)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	929	824
Stock-based compensation	375	129
Executive termination benefits	133	—
Impairment of intangibles	4
Loss on sale of bulk wine	22	—
Gain on fair value of interest rate swap	(76)	(131)
Gain on lease termination, net	—	(844)
Proceeds received on lease termination	—	955
Gain on insurance settlement	(1,879)	—
Loss on disposal of assets	12	62
Changes in operating assets and liabilities, net
Inventories	402	(211)
Other current assets	120	(249)
Accounts payable	(197)	643
Accrued expenses	(19)	(275)
Net cash (used in) provided by operating activities	(1,255)	699
Cash flows from investing activities:
Acquisition of property and equipment	(1,910)	(674)
Acquisition of intangible and other assets	(14)	(40)
Proceeds from insurance settlement	1,906	—
Proceeds from sale of assets	100	5
Net cash provided by (used in) investing activities	82	(709)
Cash flows from financing activities:
Net (payments on) proceeds from lines of credit	1,096	(3,021)
Proceeds from long term debt	—	387
Payments on long term debt	(585)	(558)
Payments on capital lease obligation	(11)	—
Net cash provided by (used in) financing activities	499	(3,192)
Discontinued Operations
Net cash provided by (used in) operating activities	69	(48)
Net cash provided by (used in) investing activities	100	(10)
Net cash provided by (used in) discontinued operations	169	(58)
Net change in cash and cash equivalents	(505)	(3,260)
Cash and cash equivalents at beginning of year	783	4,043
Cash and cash equivalents at end of year	$278	$783
Supplemental disclosure of cash flow information:
Cash paid for interest	$470	$327
Cash paid for income taxes	$1	$2
Non-cash investing and financing activities:
Equipment financed with capital lease obligation	$—	$74

For more information, contact:

Truett-Hurst, Inc.

Karen Weaver,

Chief Financial Officer

Phone: 707.431.4423

Fax: 707.395.0289

Email:  karen@truetthurst.com